Exhibit 99.1

News

November 1, 2006	Analyst Contact:	Ellen Konsdorf
877-208-7318
	Media Contact:	Beth Jensen
402-492-3400

ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

TULSA, Okla. - Nov. 1, 2006 — ONEOK Partners, L.P. (NYSE: OKS) today reported third-quarter 2006 net income of $98.2 million, or $1.04 per unit, compared with net income of $48.4 million, or $0.98 per unit, for third quarter 2005. Year-to-date 2006, ONEOK Partners reported net income of $364.9 million, or $4.26 per unit, compared with $111.1 million, or $2.22 per unit, for the same period in 2005. The 2006 year-to-date period includes a $113.9 million, or $1.58 per unit, gain from the sale of a 20 percent interest in Northern Border Pipeline Company.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $158.6 million for the third quarter 2006, compared with $106.9 million in the third quarter of 2005. Year-to-date 2006 EBITDA was $586.6 million, compared with $278.0 million for the same period in 2005. Distributable cash flow (DCF) for the third quarter 2006 was $107.9 million, or $1.16 per unit, compared with $62.3 million, or $1.28 per unit, in the third quarter 2005. Year-to-date DCF was $279.4 million, or $3.59 per unit, compared with $141.2 million, or $2.86 per unit, for the same period in 2005.

Third-quarter 2006 results reflect the April 2006 acquisition of ONEOK, Inc.’s (NYSE: OKE) former gathering and processing, natural gas liquids, and pipelines and storage segments.

“Our results for third quarter reflect the continuing benefit from the purchase of the ONEOK assets,” said David Kyle, chairman and chief executive officer of ONEOK Partners. “Additionally, we continue to benefit from strong commodity prices and higher gross processing spreads.”

“Our businesses are well positioned for future growth from more than $1.1 billion in internally generated growth projects,” Kyle added. “Our strong cash flow has enabled us to increase our distributions to unit holders for the third consecutive quarter.”

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

THIRD-QUARTER 2006 HIGHLIGHTS INCLUDED:

•	Additional operating income of $87.1 million for the three-month period of 2006, as a result of the April 2006 acquisition of assets comprising ONEOK’s former gathering and processing, natural gas liquids, and pipelines and storage segments, which resulted in the inclusion of these businesses in the consolidated financial statements as of Jan. 1, 2006;
•	Higher realized gross processing spreads and strong commodity prices in the partnership’s gathering and processing segment;
•	Increasing the third-quarter distribution to 97 cents per unit;
•	The September 2006 issuance of $1.4 billion of senior unsecured notes to repay all of the $1.05 billion outstanding under the bridge facility and the $335 million of indebtedness outstanding under the partnership’s revolving credit agreement;
•	Higher interest expense, due to higher average debt outstanding associated with the acquisition of the ONEOK assets in April 2006, partially offset by the Northern Border Pipeline deconsolidation;
•	The September 2006 filing by Northern Border Pipeline with the Federal Energy Regulatory Commission of a settlement of its pending rate case.

THIRD-QUARTER AND NINE-MONTH BUSINESS UNIT RESULTS

Gathering and Processing Segment

The gathering and processing segment reported EBITDA of $72.6 million in the three months ended Sept. 30, 2006, compared with $26.1 million in the same period a year earlier. The gathering and processing assets acquired from ONEOK accounted for most of the additional EBITDA.

Operating income for the third quarter 2006 increased to $56.2 million, compared with $12.2 million for the same period last year. Net margins increased to $99.4 million in the quarter, compared with $25.0 million for the same period last year, primarily as a result of the acquisition of the ONEOK gathering and processing assets, which accounted for $72.4 million of net margin in the quarter.

Operating costs for the segment increased to $32.7 million for the quarter, compared with $8.9 million for the same period last year. Depreciation and amortization expense increased to $10.5 million, compared with $3.9 million for the same period a year ago. The increases in operating costs and depreciation and amortization expense were primarily due to the acquisition of the assets from ONEOK and gathering system expansions.

For the nine months ended Sept. 30, 2006, the natural gas gathering and processing segment reported EBITDA of $200.1 million, compared with $63.0 million in the same nine- month period last year. Operating income for the nine-month period 2006 increased to $149.0 million, compared with $32.6 million for the same period in 2005.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

Net margins for the nine-month period 2006 increased $208.5 million, compared with the same period last year. Operating costs for the segment increased $72.3 million during the nine-month period, while depreciation and amortization expense increased $19.8 million. The increases in net margins, operating costs and depreciation and amortization expense were primarily due to the acquisition of the assets from ONEOK.

The following table contains margin information for the periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005 (a)	2006	2005 (a)
Keep-whole
NGL shrink (MMBtu/d)	37,078	-	37,009	-
Plant fuel (MMBtu/d)	5,074	-	4,932	-
Condensate shrink (MMBtu/d)	3,421	-	3,297	-
Condensate sales (Bbl/d)	703	-	677	-
Percentage of total net margin	21%	0%	16%	0%
Percent-of-proceeds
Wellhead purchases (MMBtu/d)	117,310	-	123,041	-
NGL sales (Bbl/d)	7,875	2,487	7,408	2,304
Residue sales (MMBtu/d)	30,375	13,367	29,550	12,398
Condensate sales (Bbl/d)	1,098	-	1,111	-
Percentage of total net margin	53%	62%	58%	59%
Fee-based
Wellhead volumes (MMBtu/d)	1,202,100	269,101	1,165,159	277,990
Average rate ($/MMBtu)	$0.23	$0.38	$0.22	$0.38
Percentage of total net margin	26%	38%	26%	41%
(a)	Excludes results of the ONEOK gathering and processing assets prior to acquisition.

The realized gross processing spread for the third quarter of 2006 was $6.34 per million British Thermal Units (MMBtu), significantly higher than the previous five-year average of $1.86 per MMBtu. Based on current market conditions, the gross processing spread for the remainder of 2006 is expected to continue to be significantly higher than the previous five-year average.

The partnership estimates that a $0.10 per MMBtu increase in the price of natural gas would decrease annual net margin by approximately $0.1 million. Also, a $0.01 per gallon increase in the price of natural gas liquids would increase annual net margin by approximately $2.3 million. A $1.00 per barrel increase in the price of crude oil would increase annual net margin by approximately $0.3 million. All these sensitivities exclude the effects of hedging.

As shown in the following table, for the remainder of 2006, the gathering and processing segment has hedged approximately 73 percent of its projected percent-of-proceeds natural gas volumes; approximately 77 percent of its projected percent-of-proceeds natural gas liquids volumes; and approximately 66 percent of its projected keep-whole gross processing spread.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

	Year Ending December 31, 2006		Year Ending December 31, 2007
Product	Volumes Hedged	Average Price Per Unit	Volumes Hedged	Average Price Per Unit
Percent-of-proceeds
Condensate (Bbl/d) (a)	815	$52.00-60.00	-	-
Natural gas liquids (Bbl/d) (b)	5,752	$42.11	-	-
Natural gas (MMBtu/d) (a)	5,217	$6.15-11.00	-	-
Natural gas (MMBtu/d) (b)	16,461	$6.50	-	-
Keep-whole
Gross processing spread (MMBtu/d) (b)	20,788	$4.60	6,410	$3.06
(a)	Hedged with option collars

(b)	Hedged with fixed-price swaps

The following information for the gathering and processing segment acquired by the partnership from ONEOK compares third-quarter 2006 results with the same period in 2005, prior to the partnership’s acquisition of this segment. The information is not reported in the financial tables of this news release but is provided here solely for purposes of comparing performance for the three-month period ended Sept. 30, 2006, with the same period in 2005.

•	Net margins for the assets acquired from ONEOK increased $17.6 million in the third quarter of 2006, primarily due to favorable pricing for natural gas liquids and natural gas on percent-of-proceeds contracts and higher realized gross processing spreads on keep-whole contracts, net of hedging. Higher margins were partially offset by lower gathering and processing volumes related to natural reserve declines for production connected to the partnership’s systems, and contract terminations;

•	Operating costs for the acquired assets decreased $1.7 million for the three months ended Sept. 30, 2006, primarily due to lower employee costs.

Natural Gas Liquids Segment

The natural gas liquids segment reported EBITDA of $23.6 million in the three-month period ended Sept. 30, 2006. Operating income for the segment was $18.2 million. Net margins were $37.9 million in the third quarter 2006. Operating costs for the segment were $14.3 million in the third quarter, while depreciation and amortization expense was $5.4 million. All of these financial results for the third quarter 2006 are entirely incremental to the partnership due to the acquisition of ONEOK’s former natural gas liquids segment in April 2006.

For the nine months, the natural gas liquids segment reported EBITDA of $81.1 million and operating income of $64.6 million. Net margins were $122.2 million. Operating costs for the nine-month period ended Sept. 30, 2006, were $41.5 million. Depreciation and amortization expense was $16.1 million. All of these financial results for the nine-month 2006 period are entirely incremental to the partnership due to the acquisition of ONEOK’s former natural gas liquids segment in April 2006.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

The following information for the natural gas liquids segment acquired by the partnership from ONEOK compares third-quarter 2006 results with the same period in 2005, prior to the partnership’s acquisition of this segment. The information is not reported in the financial tables of this news release but is provided here solely for purposes of comparing performance for the three-month period ended Sept. 30, 2006, with the comparable period in 2005.

•	EBITDA increased $0.7 million for the three months ended Sept. 30, 2006, compared with the same period last year when ONEOK owned the assets. Operating income increased $0.7 million in the same period. Net margins were flat for the quarter, compared with the same period last year;

•	Operating costs were flat for the three months ended Sept. 30, 2006, compared with the same period last year. Depreciation and amortization expense was flat for the three months ended Sept. 30, 2006, compared with the same period last year.

Pipelines and Storage Segment

The pipelines and storage segment reported EBITDA of $35.2 million in the third quarter 2006. Operating income was $27.5 million, while net margins were $53.0 million in the third quarter 2006. Operating costs for the segment were $17.9 million in the third quarter, while depreciation and amortization expense was $7.6 million. The financial results for the segment are entirely incremental to the partnership due to the partnership’s acquisition of ONEOK’s pipeline and storage assets in April 2006.

For the nine-month 2006 period, the pipelines and storage segment reported EBITDA of $104.5 million. Operating income was $81.2 million, while net margins were $155.7 million. Operating costs for the nine-month period ended Sept. 30, 2006, were $52.8 million. Depreciation and amortization expense was $22.7 million. These results are entirely incremental to the partnership due to the partnership’s acquisition of ONEOK’s pipeline and storage assets in April 2006.

The following information for the pipelines and storage segment acquired by the partnership from ONEOK compares third-quarter 2006 results with the same period in 2005, prior to the partnership’s acquisition of this segment. The information is not reported in the financial tables of this news release, but is provided solely for purposes of comparing performance for the three-month period ended Sept. 30, 2006, with the comparable period in 2005.

•	EBITDA increased $4.0 million in the third quarter 2006, compared with the same period last year when ONEOK owned the assets. Operating income increased $3.5 million for the same period;

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

•	Net margins increased $2.1 million for the three months ended Sept. 30, 2006, compared with the same period last year, primarily due to increased margin from the natural gas liquids gathering and distribution pipelines as a result of increased throughput from new connections and increased volume transported south from Conway, Kan., to Mont Belvieu, Texas;

•	Operating costs decreased $1.5 million in the third quarter 2006, compared with the same period last year, primarily due to decreased employee-related expenses.

.Interstate Natural Gas Pipelines Segment

The interstate natural gas pipelines segment contributed EBITDA of $30.5 million for the three months ended Sept. 30, 2006, compared with $79.6 million for the same period in 2005. EBITDA includes equity earnings from investments for the third quarter 2006 of $16.8 million, compared with $0.6 million in the third quarter 2005, due to the partnership’s 50 percent interest in Northern Border Pipeline that is no longer consolidated as of Jan. 1, 2006, as a result of the sale of a 20 percent interest in the pipeline. Equity earnings from investments for the three months ended Sept. 30, 2005, represent the partnership’s 33-1/3 percent interest in Guardian Pipeline that is now consolidated with the partnership’s interstate natural gas pipelines segment, as a result of the April 2006 acquisition of the remaining interests in the pipeline.

Operating income for the segment was $10.0 million for the three months ended Sept. 30, 2006, compared with $61.1 million for the same period in 2005. Net margins decreased $80.7 million compared with the same period last year. Operating costs decreased $16.3 million for the three months ended Sept. 30, 2006, while depreciation and amortization expense, decreased $13.3 million for the same period. All of these decreases were primarily the result of the Northern Border Pipeline deconsolidation.

The interstate natural gas pipelines segment reported no minority interest for the three months ended Sept. 30, 2006. Minority interest for the three months ended Sept. 30, 2005, represents the 30 percent interest in Northern Border Pipeline owned by TC PipeLines, LP when Northern Border Pipeline’s results were consolidated in the interstate natural gas pipelines segment.

Year-to-date 2006, the interstate natural gas pipeline segment contributed EBITDA of $215.0 million, compared with $213.7 million for the same period in 2005. Operating income for the nine-month period decreased to $148.2 million from $160.7 million for the same period in 2005, primarily as a result of the deconsolidation of Northern Border Pipeline.

Net margins decreased to $71.2 million for the nine months 2006, compared with $282.4 million during the same period last year. Operating costs decreased $45.8 million for the nine months 2006, while depreciation and amortization expense decreased $39.0 million. All of these decreases were primarily a result of the deconsolidation of Northern Border Pipeline.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

Equity earnings from investments for the nine months 2006 were $55.7 million, representing the partnership’s 50 percent interest in Northern Border Pipeline that is no longer consolidated as of Jan. 1, 2006, due to the sale of a 20 percent interest in the pipeline. Equity earnings from investments for the nine-month period a year earlier were $1.2 million, representing the partnership’s 33-1/3 percent interest in Guardian Pipeline that is now consolidated in the partnership’s interstate natural gas pipelines segment, as a result of the April 2006 acquisition of the remaining interests in the pipeline.

Minority interest for the nine months ended Sept. 30, 2006, primarily represents the 66-2/3 percent interest in Guardian Pipeline that the partnership did not own until it acquired the remaining interests in April 2006. Minority interest for the nine months ended Sept. 30, 2005, represents the 30 percent interest in Northern Border Pipeline owned by TC PipeLines, LP when Northern Border Pipeline’s results were consolidated in the interstate natural gas pipelines segment.

GROWTH ACTIVITIES

The partnership is currently constructing the eastern extension project of Midwestern Gas Transmission. The project will increase transportation capacity by 120 MMcfd by adding 31 miles of natural gas pipeline into Tennessee. The project will cost approximately $28 million, with start up expected in early 2007.

In May 2006, the partnership entered into an agreement with a subsidiary of The Williams Companies, Inc. to form a joint venture called Overland Pass Pipeline Company. The joint-venture company will build a 750-mile natural gas liquids pipeline from Opal, Wyo., to the Mid-Continent natural gas liquids market center in Conway, Kan. The pipeline will be designed to transport approximately 110,000 Bbl/d of NGLs, which can be increased to approximately 150,000 Bbl/d.

As the 99 percent owner of the joint venture, ONEOK Partners will manage the construction project, advance all costs associated with the construction and operate the pipeline. Within two years of the pipeline becoming operational, Williams will have the option to increase its ownership up to 50 percent by reimbursing the partnership for its proportionate share of all construction costs and, upon full exercise of that option, Williams would have the option to become operator.

Construction of the pipeline is expected to begin in the summer of 2007, with start up scheduled for early 2008. As part of a long-term agreement, Williams dedicated its NGL production from two of its gas processing plants in Wyoming to the joint-venture company. The pipeline project is estimated to cost approximately $433 million. In addition, the partnership plans to invest approximately $173 million to expand its existing fractionation capabilities and the capacity of its natural gas liquids distribution pipelines. The partnership will provide downstream fractionation, storage and transportation services to Williams. Financing for both

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

projects may include a combination of short- or long-term debt or equity. The project requires the approval of various state and regulatory authorities.

In June 2006, the partnership signed a non-binding letter of intent to form a joint venture with Boardwalk Pipeline Partners, LP and Energy Transfer Partners, LP to construct a new interstate natural gas pipeline originating in north Texas, crossing Oklahoma and Arkansas and terminating in Dyer County, Tenn., at a new interconnect with Texas Gas Transmission, LLC. The proposed interstate pipeline would create new pipeline capacity for constrained wellhead production in north Texas and central Oklahoma and would have initial capacity of up to 1.0 Bcf/d. In August 2006, Energy Transfer Partners, LP withdrew from the joint venture. Formation of the joint venture with Boardwalk Pipeline Partners, LP is subject to negotiation and execution of definitive agreements by the participants.

On Oct. 25, 2006, the partnership announced that it had purchased an underground natural gas liquids storage facility located in Mont Belvieu, Texas, from Valero Refining-Texas, L.P. The partnership plans to connect the storage facility, which has a current cavern capacity of approximately 14.6 million barrels, with its existing Sterling natural gas liquids pipeline and fractionation infrastructure located at Mont Belvieu, as well as with additional customers. The partnership indicated that it will spend approximately $40 million on both the purchase and related infrastructure improvements.

DISTRIBUTION DECLARATION

On Oct. 20, 2006, the general partner’s board of directors declared a 2 cent increase in the partnership’s quarterly cash distribution to $0.97 per unit for the third quarter of 2006. The indicated annual rate is $3.88 per unit. The distribution is payable Nov. 14, 2006, to unit holders of record on Oct. 31, 2006. The increase is the third consecutive quarter of distribution increases for the partnership, representing a 21 percent increase in the distribution amount since the first of the year.

CONFERENCE CALL

ONEOK Partners and ONEOK management will conduct a joint conference call on Thursday, Nov. 2, 2006, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-244-4576, pass code 979388, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ Web site www.oneokpartners.com and ONEOK’s Web site www.oneok.com for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 979388.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

NON-GAAP FINANCIAL MEASURES

The partnership has disclosed in this news release EBITDA and DCF amounts that are non-GAAP financial measures. Management believes EBITDA and DCF provide useful information to investors as a measure of comparison with peer companies. However, these calculations may vary from company to company, so the partnership’s computations may not be comparable with those of other companies. DCF is not necessarily the same as available cash as defined in the partnership agreements. Management further uses EBITDA to compare the financial performance of its segments and to internally manage those business segments. Reconciliations of EBITDA to operating and net income, and computations of DCF for the three and nine months ended Sept. 30, 2006, and 2005, are included in the financial tables attached to this release.

ONEOK Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets. The Partnership owns and manages natural gas gathering, processing, storage, interstate and intrastate natural gas pipeline assets and one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this news release are forward-looking statements. The forward-looking statements relate to: anticipated financial performance; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “plan,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, demand for our services and energy prices;
•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;
•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;
•	impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;
•	risks of trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

•	our ability to acquire all necessary rights-of-way permits and consents in a timely manner, and our ability to promptly obtain all necessary materials and supplies required for construction, and our ability to construct pipelines without labor or contractor problems;
•	the ability to market pipeline capacity on favorable terms;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;
•	the mechanical integrity of facilities operated;
•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;
•	the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving regulatory authorities or any other local, state or federal regulatory body, including the FERC;
•	actions by rating agencies concerning our credit ratings;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	demand for our services in the proximity of our facilities;
•	the profitability of assets or businesses acquired by us;
•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	our ability to successfully integrate the operations of the assets acquired from ONEOK with our current operations;
•	our ability to successfully transfer the operations of Northern Border Pipeline to an affiliate of TransCanada or successfully transfer operations from Omaha to Tulsa;
•	our ability to successfully transfer administrative functions in our Gathering and Processing segment from Denver to Tulsa;
•	performance of contractual obligations by our customers;
•	the uncertainty of estimates, including accruals;
•	ability to control operating costs; and
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2006	2005	2006	2005
	(Thousands of dollars, except per unit amounts)
Revenues
Operating revenue	$1,214,583	$183,023	$3,543,763	$492,819
Cost of sales and fuel	1,003,901	48,490	2,919,620	122,631
Net Margin	210,682	134,533	624,143	370,188
Operating Expenses
Operations and maintenance	67,423	29,069	201,631	86,073
Depreciation and amortization	27,516	20,401	94,269	63,249
Taxes other than income	8,106	10,215	23,019	29,016
Total Operating Expenses	103,045	59,685	318,919	178,338
Gain on Sale of Assets	-	-	114,865	-
Operating Income	107,637	74,848	420,089	191,850
Interest expense, net	32,670	22,096	99,891	64,634
Other income (expense):
Equity earnings from investments	22,788	10,381	72,750	19,276
Other income	926	1,182	6,202	3,005
Other expense	(42)	263	(6,192)	(194)
Total Other Income, net	23,672	11,826	72,760	22,087
Minority interests in net income	134	13,853	2,272	34,671
Income from continuing operations before income taxes	98,505	50,725	390,686	114,632
Income taxes	283	1,887	25,761	3,783
Income from Continuing Operations	98,222	48,838	364,925	110,849
Discontinued operations, net of tax	-	(478)	-	270
Net Income to Partners	$98,222	$48,360	$364,925	$111,119
Limited partners’ interest in net income:
Net income to partners	$98,222	$48,360	$364,925	$111,119
General partners’ interest in net income	11,736	2,957	63,481	8,192
Limited Partners’ Interest in Net Income	$86,486	$45,403	$301,444	$102,927
Limited partners' per unit net income:
Income from continuing operations	$1.04	$0.99	$4.26	$2.21
Discontinued operations, net of tax	-	(0.01)	-	0.01
Net income per unit	$1.04	$0.98	$4.26	$2.22
Number of Units Used in Computation (Thousands)	82,891	46,397	70,727	46,397

Supplemental Information:
EBITDA (1)	$158,612	$106,852	$586,607	$278,009
Distributable cash flow (2)	$107,949	$62,326	$279,439	$141,215
Distributable cash flow per unit	$1.16	$1.28	$3.59	$2.86

(1) EBITDA is computed from net income plus minority interest, interest expense (net), income taxes, and depreciation and amortization; less equity AFUDC.

(2) Distributable cash flow is computed from EBITDA less interest expense (net), maintenance capital expenditures, equity earnings, gain on sale of assets, distributions to minority interests and current income taxes; plus distributions received from equity investments.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2006	2005
Assets	(Thousands of dollars)
Current Assets
Cash and cash equivalents	$55,894	$43,090
Accounts receivable, net	358,413	82,848
Gas and natural gas liquids in storage and imbalances	231,488	-
Commodity exchanges	190,533	-
Materials and supplies	17,636	7,273
Derivative financial instruments	6,998	-
Prepaid expenses and other	5,450	5,211
Total Current Assets	866,412	138,422
Property, Plant and Equipment
Property, plant and equipment	3,355,534	3,000,720
Accumulated depreciation and amortization	646,638	1,082,210
Net Property, Plant and Equipment	2,708,896	1,918,510
Investments and Other Assets
Investment in unconsolidated affiliates	755,743	290,756
Goodwill and intangibles	663,731	152,782
Other	35,647	27,296
Total Investments and Other Assets	1,455,121	470,834
Total Assets	$5,030,429	$2,527,766

Liabilities and Partners’ Equity
Current Liabilities
Current maturities of long-term debt	$11,931	$2,194
Notes payable	4,500	231,000
Derivative financial instruments	7,041	4,571
Accounts payable	387,898	46,673
Commodity exchanges	291,095	-
Accrued taxes other than income	20,659	33,081
Accrued interest	8,545	17,446
Other	27,869	7,033
Total Current Liabilities	759,538	341,998
Long-term Debt, net of current maturities	2,023,438	1,121,777
Minority Interests in Partners’ Equity	5,479	274,510
Deferred Credits and Other Liabilities
Deferred income taxes	14,822	10,311
Derivative financial instruments	3,244	2,362
Other liabilties	25,735	11,219
Total Deferred Credits and Other Liabilities	43,801	23,892
Commitments and Contingencies
Partners’ Equity:
General partners	53,682	17,341
Common units: 46,397,214 units issued and outstanding at September 30, 2006, and December 31, 2005	810,493	750,201
Class B units: 36,494,126 units issued and outstanding at September 30, 2006	1,331,329	-
Accumulated other comprehensive income (loss)	2,669	(1,953)
Total Partners’ Equity	2,198,173	765,589
Total Liabilities and Partners’ Equity	$5,030,429	$2,527,766

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2006	2005
	(Thousands of Dollars)
Operating Activities
Net income to partners	$364,925	$111,119
Depreciation and amortization	94,269	63,302
Minority interests in net income	2,272	34,671
Equity earnings from investments	(72,750)	(19,276)
Distributions received from investments	93,209	12,087
Gain on sale of assets	(114,865)	-
Non-cash gains on derivative financial instruments	(3,754)	(53)
Changes in components of working capital (net of acquisition effects):
Accounts receivable	69,659	(3,938)
Commodity exchange receivable	(57,374)	-
Inventories, prepaid expenses and other	1,773	(1,698)
Accounts payable and other current liabilities	36	4,405
Commodity exchange payable	56,606	-
Accrued taxes other than income	(993)	1,303
Accrued interest	2,623	5,506
Other	2,139	(4,791)
Cash Provided by Operating Activities	437,775	202,637
Investing Activities
Investments in unconsolidated affiliates	(8,404)	(6,884)
Acquisitions	(1,374,888)	-
Proceeds from sale of assets	297,273	-
Capital expenditures for property, plant and equipment	(114,788)	(39,526)
Increase in cash and cash equivalents for previously unconsolidated subsidiaries	7,496	-
Decrease in cash and cash equivalents for previously consolidated subsidiaries	(22,039)	-
Cash Used in Investing Activities	(1,215,350)	(46,410)
Financing Activities
Cash distributions:
General and limited partners	(173,462)	(119,718)
Minority interests	(351)	(43,775)
Cash flow retained by ONEOK	(177,486)	-
Debt reacquisition costs	(3,628)	-
Issuance of long-term debt	1,397,328	-
Long-term debt financing costs	(12,027)	(1,382)
Retirement of long-term debt	(37,995)	(3,973)
Increases in short-term notes payable	1,530,000	114,000
Decreases in short-term notes payable	(1,732,000)	(101,000)
Payments upon termination of derivatives	-	(2,785)
Cash Provided by (Used in) Financing Activities	790,379	(158,633)
Change in Cash and Cash Equivalents	12,804	(2,406)
Cash and Cash Equivalents at Beginning of Period	43,090	33,980
Cash and Cash Equivalents at End of Period	$55,894	$31,574
Supplemental Cash Flow Information:
Cash Paid for interest, net of amount capitalized	$72,925	$64,615

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2006	2005	2006	2005

Reconciliation of Net Income to EBITDA
Net income to Partners	$98,222	$48,360	$364,925	$111,119
Minority interests in net income	134	13,853	2,272	34,671
Interest expense, net	32,670	22,096	99,891	64,634
Depreciation and amortization	27,516	20,279	94,269	63,302
Income taxes	283	2,397	25,761	4,552
AFUDC	(213)	(133)	(511)	(269)
EBITDA	$158,612	$106,852	$586,607	$278,009

Reconciliation of EBITDA to Distributable Cash Flow
EBITDA	$158,612	$106,852	$586,607	$278,009
Gain on sale of assets	-	-	(114,865)	-
Interest expense, net	(32,670)	(22,096)	(99,891)	(64,634)
Maintenance capital	(18,855)	(7,181)	(40,759)	(18,924)
Distributions to minority interest	(204)	(11,832)	(351)	(43,775)
Equity earnings from investments	(22,788)	(10,381)	(72,750)	(19,276)
Distributions received from investments	23,390	9,434	93,209	12,087
Distributable cash flow to ONEOK for partial year ownership	-	-	(85,817)	-
Current income tax expense and other	464	(2,470)	14,056	(2,272)
Distributable Cash Flow	$107,949	$62,326	$279,439	$141,215

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Gathering and Processing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Results	2006	2005 (a)	2006	2005 (a)
	(Thousands of dollars)
Natural gas liquids and condensate sales	$176,165	$34,174	$488,899	$85,665
Gas sales	169,546	24,843	543,833	71,492
Gathering, compression, dehydration and processing fees and other revenue	33,210	14,491	94,804	34,962
Cost of sales and fuel	279,476	48,490	849,561	122,631
Net margin	99,445	25,018	277,975	69,488
Operating costs	32,714	8,898	97,350	25,089
Depreciation and amortization	10,519	3,879	31,588	11,815
Operating income	$56,212	$12,241	$149,037	$32,584

Reconciliation of Operating Income to EBITDA
Operating income	$56,212	$12,241	$149,037	$32,584
Depreciation and amortization	10,519	3,879	31,588	11,815
Equity earnings from investments	5,741	9,809	16,440	18,064
Other income (expense)	137	189	3,067	494
EBITDA	$72,609	$26,118	$200,132	$62,957

Operating Information
Total gas gathered (BBtu/d)	1,202	269	1,165	278
Total gas processed (BBtu/d)	1,017	97	980	92
Natural gas liquids sales (MBbl/d)	43	8	42	8
Natural gas liquids produced (MBbl/d)	52	9	52	8
Natural gas sales (BBtu/d)	324	47	307	45
Capital expenditures (Thousands of dollars)	$13,898	$5,898	$36,296	$14,025
Realized composite NGL sales price ($/gallon)	$1.02	$1.06	$0.95	$0.96
Realized condensate sales price ($/Bbl)	$51.79	$-	$56.75	$-
Realized natural gas sales price ($/MMBtu)	$5.68	$5.78	$6.48	$5.78
Realized gross processing spread ($/MMBtu)	$6.34	$-	$5.27	$-

(a)	Excludes results of the ONEOK gathering and processing assets prior to acquisition.

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Natural Gas Liquids Segment

Financial Results	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
	(Thousands of dollars)
Natural gas liquids and condensate sales	$870,860	$2,478,056
Storage and fractionation revenue	46,800	140,551
Cost of sales and fuel	879,744	2,496,404
Net margin	37,916	122,203
Operating costs	14,308	41,477
Depreciation and amortization	5,370	16,137
Operating income	$18,238	$64,589

Reconciliation of Operating Income to EBITDA
Operating income	$18,238	$64,589
Depreciation and amortization	5,370	16,137
Equity earnings from investments	104	248
Other income (expense)	(77)	133
EBITDA	$23,635	$81,107

Operating Information
Natural gas liquids gathered (MBbl/d)	208	205
Natural gas liquids sales (MBbl/d)	201	202
Natural gas liquids fractionated (MBbl/d)	326	315
Capital expenditures (Thousands of dollars)	$6,485	$14,462

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Pipelines and Storage Segment

Financial Results	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
	(Thousands of dollars)
Transportation and gathering revenue	$45,942	$136,074
Storage revenue	11,839	36,996
Gas sales and other revenue	19,353	26,246
Cost of sales and fuel	24,150	43,571
Net margin	52,984	155,745
Operating costs	17,902	52,774
Depreciation and amortization	7,606	22,747
Gain on sale of assets	-	988
Operating income	$27,476	$81,212

Reconciliation of Operating Income to EBITDA
Operating income	$27,476	$81,212
Depreciation and amortization	7,606	22,747
Equity earnings from investments	102	371
Other income (expense)	9	204
EBITDA	$35,193	$104,534

Operating Information
Natural gas transported (MMcf/d)	1,338	1,350
Natural gas liquids transported (MBbl/d)	199	200
Natural gas liquids gathered (MBbl/d)	61	58
Capital expenditures (Thousands of dollars)	$25,218	$40,708
Average natural gas price
Mid-continent region ($/MMBtu)	$5.77	$6.19

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ONEOK Partners Reports Higher

Third-quarter and Nine-Month 2006 Results

Nov. 1, 2006

ONEOK Partners, L.P. and Subsidiaries

Summary Segment Information (Unaudited)

Interstate Natural Gas Pipelines Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Results	2006	2005	2006	2005
	(Thousands of dollars)
Transportation revenue	$22,462	$103,190	$71,245	$282,376
Cost of sales and fuel	-	-	-	-
Net margin	22,462	103,190	71,245	282,376
Operating costs	8,798	25,077	25,920	71,718
Depreciation and amortization	3,622	16,966	10,984	49,958
Gain on sale of asset	-	-	113,877	-
Operating income	$10,042	$61,147	$148,218	$160,700

Reconciliation of Operating Income to EBITDA
Operating income	$10,042	$61,147	$148,218	$160,700
Depreciation and amortization	3,622	16,966	10,984	49,958
Equity earnings from investments	16,841	572	55,691	1,212
Other income (expense)	40	938	101	1,810
EBITDA	$30,545	$79,623	$214,994	$213,680

Operating Information (a)
Natural gas delivered (MMcf/d)	749	3,186	881	3,139
Natural gas average throughput (MMcf/d)	756	3,264	891	3,216
Capital expenditures (Thousands of dollars)	$15,426	$9,632	$22,330	$22,698

(a) Includes volumes for consolidated entities only.